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                               INSTRON CORPORATION                    EXHIBIT 11
           COMPUTATION OF PRIMARY AND FULLY DILUTED EARNINGS PER SHARE
                                   (Unaudited)


                                                                            Three Months Ended            Nine months ended
                                                                       --------------------------    -------------------------
                                                                       September ,   September 28,   September ,  September 28,
                                                                          1997           1996           1997           1996
                                                                       ----------    ------------    ----------   ------------
Net income                                                             $1,842,000     $1,437,000     $4,231,000    $2,128,000
                                                                       ==========     ==========     ==========    ==========
Primary earnings per share:
Weighted average number of common shares outstanding                    6,707,941      6,413,157      6,546,359     6,388,796

         Add:      Shares arising from the assumed exercise
                   of stock options (as determined under the
                   Treasury Stock Method)                                 266,819         83,835        154,139       136,103
                                                                       ----------     ----------     ----------    ----------
         Weighted average of common and equivalent shares               6,974,760      6,496,992      6,700,498     6,524,899
                                                                       ==========     ==========     ==========    ==========

                  Primary earnings per share                           $      .26     $      .22     $      .63    $      .33
                                                                       ==========     ==========     ==========    ==========
         Fully diluted earnings per share (1):
                  Weighted average of common and equivalent shares
                  outstanding (as determined for the Primary
                  earnings per share calculation above)                 6,974,760      6,496,992      6,700,498     6,524,899
                  Add:  Additional shares arising from the assumed
                         exercise of stock options (as determined
                          under the Treasury Stock Method)                 79,154              0        192,217         9,327
                                                                       ----------     ----------     ----------    ----------
         Weighted average of common and equivalent shares               7,053,914      6,496,992      6,892,715     6,534,226
                                                                       ==========     ==========     ==========    ==========

                  Fully diluted earnings per share                     $      .26     $      .22     $      .61    $      .33
                                                                       ==========     ==========     ==========    ==========

Note (1):         This calculation is submitted in accordance with the
                  Securities Act of 1993 Release No. 5,133 although it is not required by footnote 2 to paragraph 14 of APB Opinion No. 15 because it results in dilution of less than 3%.

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